Exhibit 10.1
MEMORANDUM OF ASSOCIATION
OF
LIMITED LIABILITY COMPANY

THIS MEMORANDUM is entered into on the 8th of Nov., 2005.

BETWEEN

First Party: AL Qudra Holding PJSC, a Joint Stock Company organized under the laws of the Emirate of Abu Dhabi, having its principal place of business at Abu Dhabi, P.O.Box 48111, Abu Dhabi, UAE.

Second Party: GSE Systems Inc, a company incorporated under the laws of Delaware USA, having its principal place of business at 9189 Red Branch Road, Columbia, MD 21045, USA.

Third Party: Centre of Excellence for Applied Research and Training (CERT), having its principal place of business at Abu Dhabi, P.O. Box 5464, Abu Dhabi. (Parties agreed that CERT shall be replaced by CERT PJSC upon its incorporation or any other subsidiary designation by CERT now or in the future)

PREAMBLE:

The First, Second and Third Parties with full legal capacity, have agreed to form a limited liability company among themselves in the United Arab Emirates - Abu Dhabi - in accordance with the provisions of the Commercial Companies Law No. (8) of 1984 and its amendments on the following terms and conditions:

ARTICLE 1

ARTICLE 1

1.0	The above preamble shall form integral part of this Memorandum.

ARTICLE 2: DEFINITIONS

2.0	In this Memorandum, the following words and expressions shall have the meanings appearing opposite to each of them:

2.1	"The Company" means the company formed pursuant to this Memorandum.

2.2	"The Commercial Register" means the Commercial Register of Companies at the Abu Dhabi Municipality or any other government department.

2.3	"The Commercial Companies Law" means Federal Law No. 8 of J 984 concerning commercial companies and its amendments.

2.4	"The Ministry" means the Ministry of Economy & Planning.
2.5	"The Memorandum" means this present Memorandum executed by the three parties in its final text and its amendments as made pursuant to its provisions and the provisions of the law.

2.6
"The Partners" mean the parties to this Memorandum and any natural person or corporate body which becomes the holder of any share in the capital of the Company in accordance with the terms of the Memorandum and in conformity with the provisions of the law.

2.7
"The General Assembly" means each annual or extraordinary meeting held by the Partners and which is duly called for pursuant to the provisions of this Memorandum and in accordance with the provisions of the law.

2.8	"The Board of Directors" means the Board of Directors for the management of this company.

2.9	"The General Manager" means the General Manager appointed and nominated whether pursuant to this Memorandum or by a resolution of the Board of Directors.

2.10	"The Head Office" means the Head Office of the Company as determined in this Memorandum or as decided by the General Assembly in accordance with the provisions of this Memorandum.

2.11	"The Company Register" means the Register maintained by the Company pursuant to the provisions of article (228) of the Commercial Companies Law.

ARTICLE 3: NAME OF THE COMPANY

3.0	The three Parties have agreed to name the Company as EMIRATES SIMULATION ACADEMY L. L. C.

ARTICLE 4: OBJECTS OF THE COMPANY

4.0    The objects of the Company are:

4.1
The construction of a training centre in the United Arab Emirates that will be a "State of the Art" training centre, consisting of training simulators, perform training, for industrial facilities in the United Arab Emirates and Gulf Cooperation Council.

4.2	The operation, management and development of tins training center, including all activities that are related or ancillary thereto.

ARTICLE 5: HEAD OFFICE OF THE COMPANY

5.0	The head office of the Company shall be in the Emirate of Abu Dhabi. The Company may establish branches or offices in the United Arab Emirates and abroad by a resolution of the General Assembly.

ARTICLE 6: DURATION OF THE COMPANY

6.1	The duration of the company shall be (10) years, commencing on the date of the registration and publication of the Company in the Commercial Register pursuant to the provisions of the law.

6.2
Such period may be extended for a similar, shorter or longer period by a resolution of the General Assembly at least three months before the end of the period to be renewed and to take the necessary procedures required by the law for the registration and publication of such renewal.

ARTICLE 7: THE CAPITAL OF THE COMPANY

7.1	The capital of the Company is AED 1000,000 (One Million Dirhams) divided into 1000 shares, the value of each share being One Thousand Dirhams.

7.2
The First Party shall pay 60% of the said capital, the Second Party shall pay 10% of the same and the Third Party shall pay 30% of the Capital. The capital of the Company shall be divided among the Partner as the following:

	No. of Shares	Amount
First Party	600	600,000
Second Party	100	100,000
Third Party	300	300,000
Total	AED	1,000,000.00

7.3
The Partners declare that the capital has been paid in full and has been deposited in the Company's bank account, as evidenced by the bank certificate attached to this Memorandum. It shall not be permissible for any party or the manager to withdraw any amount from the deposited capital of the Company until the registration of the Company in the Commercial Register.

7.4
The capital may be increased by unanimous approval of the General Assembly of the Company either by contributing new amounts by the Partners in proportion to their shares or by converting part of the statutory reserve into capital.

7.5	The shares of the national Partner or Partners in the capital of the Company shall not be less than 51 % of the share capital.

7.6
The capital may be reduced In accordance with the provisions of the law by a resolution of the General Assembly, and such reduction shall not apply until approved by the competent authority. The capital may not be reduced below the limit required by law.

7.7	The Company shall have a lien on any Partner's share in the paid up capital for the amounts due from the Partner to the Company.

7.8	No Partner may mortgage his share in the capital or to create any encumbrance thereon and no Partner's share in the Company may be attached as a result of a debt not related to the Company.

ARTICLE 8: TRANSFER OF SHARES AND INCREASE OR REDUCTION OF CAPITAL

8.1
Any Partner may transfer the whole or part of his share in the Company to one or more Partners or to a third party through an official instrument pursuant to the conditions of this memorandum. Such transfer shall be entered in the register of the Company and the Commercial Register. In any event, the transfer must not result in the reduction of the shares of the national Partner or Partners in the Company to less than 51 % of the share capital.

8.2
If one of the Partners intends to transfer his share in the Company with or without consideration to a person who is not a Partner, he must notify the other Partners of the terms of transfer through the Manager of the Company.

8.3
The Manager must notify the other Partners on receipt of such notice. Any Partner may apply to acquire the share(s) at the agreed price, and in the event of disagreement on the price the Company's auditor shall value the shares as at the date of transfer.

8.4	If, within thirty days of the date of the notice, none of the Partners exercise their rights to acquire the shares, the Partner shall be free to dispose of his share.

8.5	No transfer shall be valid until it is duly recorded in the Register of Partners and the Commercial Register.

8.6	The party acquiring any of the Partners' shares shall be bound to accept the terms and provisions of this Memorandum. .

8.7
If more than one Partner exercise the right to acquire the shares, the shares to be transferred shall be divided between them in proportion to the share which each of them holds in the capital subject to the provisions of Article (227) of the Commercial Companies Law.

8.8
In any event, the transfer must not result in the reduction of the shares of the national Partner or Partners in the capital of the Company to less than 51 % of the total shares nor increase the number of Partners to more than fifty nor decrease it to less than two.

INCREASE OF CAPITAL:

8.9
The capital of the Company may, by a resolution of the Extraordinary General Assembly and in accordance with the provisions of the law and its executive regulations, be increased by way of issue of new shares or by converting the reserve capital into shares.

8.10
In the event of issuing new cash shares, the Partners shall have a right of priority to subscribe for the new shares in proportion to the number of shares held by each of them in the capital of the Company.

REDUCTION OF CAPITAL:

8.11	The capital may be reduced by a resolution of the Extraordinary General Assembly, provided that the capital may not thereby become .less than the minimum required by the law.

8.12
The reduction shall be made by the manner decided by the Extraordinary General Assembly whether by way of reducing the number of shares, redeeming or reducing some of it or by reducing its nominal value, provided that the nominal value of each share shall not be less than One Thousand Dirhams.

8.13	The decision to reduce the capital shall not be valid unless approved by the relevant competent authority.

ARTICLE 9: REGISTERS OF THE COMPANY

9.1
A special register of the Partners shall be prepared and kept by the Company at its main office which should include the names of all Partners, their domiciles, addresses, nationalities, professions, number and value of the shares owned by each of them; and details of all dealings carried out with regard to the shares, together with the date thereof.

9.2	The Manager or Managers of the Company shall be jointly liable for maintaining the register and for the accuracy of its contents.

9.3	The Partners and any interested party shall have the right to peruse such register.

9.4
The General Manager shall provide the competent authorities in the country in January of each year with the particulars recorded in the register referred to above and the amendments thereto, and the General Manager shall be liable for the accuracy of the details recorded in the register.

9.5
The Company shall keep at its main office all financial and accounting records and books, reports and other documents of the Company, also it shall maintain all contracts made with others and the original copies of the minutes of the meetings of the General Assembly together with the adopted resolutions or those issued by the Board of Directors or the Board of Managers and also copies of the balance sheets and approvals thereof.

9.6
The Company shall also keep all documents and invoices relating to its business with the right to destroy them after the lapse of the period of time provided for by the law of evidence in Commercial and Civil matters.

9.7	The entries recorded on computer and saved on special discs shall be considered as entries recorded in written records.

9.8	The Company shall keep authorized specimen signatures of Partners and Managers and any person authorized by the Board of Directors as signatory.

ARTICLE 10: BANKRUPTCY

10.1	If one of the Partners becomes bankrupt, the Company shall continue after dismissing such Partner from the Company.

10.2	If the Company is consisting of two Partners only at the time of bankruptcy, the Company shall be dissolved and liquidated in accordance with the provisions of the law.

10.3	In the event of death of any Partner, the Company shall not be dissolved but the share of the deceased Partner shall be transferred to his legal heirs and the legatee shall be considered as an heir.

10.4	The heirs shall appoint one person to represent them in the Company and to grant him all the powers of each of them.

ARTICLE 11: MANAGEMENT OF THE COMPANY

11.1
The Partners have agreed that the Board of Directors shall be composed of three (3) Directors each one to be nominated and to represent its Partner provided that the chairman shall be the representative of Al Qudra holding company.

11.2	Any of the Partners has the right at any time to replace the Director he appointed by another one, provided that a notification should be sent to other Partners within one week from this replacement.

11.3
The Directors shall be appointed for a term of (3) years commencing from the date of registration of the Company in the Commercial Register. Such period shall be renewable by a resolution of the General Assembly of the Company who shall have the right to dismiss any of the members of the Board of Directors.

11.4
A meeting of the Board shall be held at least once in every quarter of a calendar year. Extra-ordinary meetings may be called by the Chairman upon fourteen (14) days prior notice in writing being given to the other Directors specifying the proposed date, time and location of the meeting together with the details of the matters to be discussed. A meeting of the Board may be called with shorter notice if each of the Directors so agrees in writing.

11.5	No matter shall be discussed and/or resolved at any meeting of the Board save for those matters specifically provided for in the notice convening that meeting.

11.6	The quorum for meetings of the Board shall be vested in all the Directors or their representatives. All decisions of the Board shall be by unanimous vote of the Directors present or represented.

11.7
Each Director shall have the right to appoint any other person acceptable to the Board as his alternate to attend meetings on his behalf. Every appointment and revocation of an alternate shall be in writing signed by the appointer and lodged at the head office of the Company. An alternate who is also a Director, in addition to his own vote, shall have one vote for each Director whom he represents. The attendance of an alternate at a meeting of the Board shall count as the personal attendance of the original Director for all purposes.

11.8
The Board shall have all of the powers necessary for the management of the Company, representing the Company and signing on its behalf and carrying out all acts required by its objects. The following specific acts shall require a resolution of the Board:

a)	to mortgage, pledge, charge or otherwise encumber any or all of the Company's assets;

b)	to give security for or guarantee any debt, liability or obligation of the Company;

c)	to enter into any loan or finance or loan arrangement, on behalf of the Company;

d)	to commit the Company to any capital expenditure in an amount in excess of Dirhams One Thousand (AED 1,000);

e)	to engage the Company in any binding obligation outside the ordinary course of the business;

f)     to change the auditor or the bankers of the Company;

g)	to open, operate and close bank accounts appoint or modify the authorized signatories and signatory arrangements, in respect of all bank accounts of the Company;

h)     to alter the date of the accounting reference;

i)	to acquire or establish any business additional to the business of the Company or expand or make any material change to the business of the Company;

j)	to take, hold, subscribe in or agree to purchase or acquire shares in the capital of another company;

k)	to amalgamate or merge the Company with any other business or company;

1)	to take or institute any proceedings for winding up, reorganizing or dissolving the Company; or

m)	to alter the arrangements for managing the Company as established by the Board.

n)	to appoint or dismiss any of the senior executives of the Company, including the General Manager

11.9
A resolution in writing signed by all the Directors (or in lieu of any Director, by his dully appointed alternate) shall be as valid and effective as if it had been passed at a duly convened meeting of the Board. Any such resolution may consist of several documents communicated to each Director (or alternate) by electronic mail, facsimile, registered post or courier in like form, each subsequently signed by and correctly bearing the name of each and every Director (including any alternate wherever appropriate). The Board shall ensure that minutes of their meetings are kept at the head office of the Company

11.10	The Board shall have the following specific responsibilities:

a)	to ensure that the Company accounts are maintained in a proper manner, according to approved accounting principles, and kept continually up-to-date;

b)
to ensure that within thirty (30) days of the end of each month, following the Commencement Date, each Partner is sent a financial statement and management account, in relation to the business of the Company;

c)	to ensure that, the Company is carried on in a proper, prudent, commercial and businesslike manner;

d)
to ensure that the insurable assets of the Company are insured and kept insured with an insurance company of repute and in their full replacement value, against all risks that would usually be insured against by the operator of a business similar to the Company and, in addition, take out indemnity insurance in such amount and against such risks as the Board, shall think necessary or prudent;

e)	to confirm the appointment of a General Manager and to select and appoint other senior managers of the Company;

f)	to issue a Power of Attorney to the General Manager;

g)	within three (3) months of the end of each account reference date, to consider and approve the Company's audited accounts;

h)	to appoint the Company's bankers and to issue a bank mandate;

i)	to consider and approve' the operating costs of the Company, as estimated by the General Manager;

j)	to consider and approve the work programs and budgets to be submitted to the Board by the General Manager;

k)	to approve training programs for staff of the company;

1)	to approve advertising and promotional campaigns and material in respect of the Company and its products.

11.11
Subject to 11, 10 herein, the Board shall delegate its powers of management in respect of the day-to-day management to the General Manager. The General Manager shall at all times be responsible and subject to the control of the Board. The Board has decided to appoint the General Manager of the Company for a term of one year, renewable for similar periods by a resolution of the Board.

11.12
The General Manager shall be responsible for the day-to-day management of the Company and he shall have all powers not reserved to the Board. His powers shall include (but not limited to) the following:

(a)	representing the Company before all official and private authorities whether inside the country or abroad;

(b)	renewing all required licenses and executing all documents necessary for the Company and carrying out its business in a continuous and proper manner;

(c)
signing all application forms and documents required for the incorporation of the Company and maintaining licenses necessary for running the business of the Company and representing the Company before any Local or Federal Authority or Department in the United Arab Emirates;

(d)	appointing and dismissing managerial and other employees of the Company;

(e)
establishing and maintaining the Company's accounting systems and financial controls in connection with the business of the Company and ensuring that the Company accounts are maintained according to established accounting principles and practices;

(f)	determining the operating costs and capital requirements of the Company and preparing work programs and budgets for approval by the Board;

(g)
supervising and controlling the performance by the Company's employees of their duties and obligations within their respective job descriptions and ensuring that the Company's assets and finances are sufficiently protected in order to avoid any mismanagement or misappropriation of funds;

(h)	generally monitoring the Company's performance on a day-to-day basis and taking whatever steps may be necessary from time to time to improve the performance and profitability of the Company; and

(i)	reporting to the Board at its regular meetings and otherwise as and when called upon to do so.

ARTICLE 12: THE FINANCIAL YEAR

12.1
The financial year of the Company shall commence on January 1st and shall end on December 31st of the same year, with the exception of the first financial year, which shall commence on the date of the registration of the company in the Commercial Register and end on December 31st of the following year.

ARTICLE 13: THE GENERAL ASSEMBLY

13.1
The Company shall have a General Assembly composed of all the Partners. The General Assembly shall be convened at the invitation of the General Manager at least once every year on the date and at the place to be determined by the General Manager during the four months following the end of the financial year.

13.2	The General Manager must call a General Assembly if so required by a number of Partners holding not less than one quarter of the capital.

13.3
Invitations to attend the General Assembly shall be sent by registered letters with acknowledgement of receipt addressed to each Partner at least twenty-one days before the date of the meeting. The invitations must include the particulars of the agenda and the place, date and time of the meeting.

13.4
Every Partner shall have the right to attend a General Assembly irrespective of the number of shares he holds. A Partner may, by proxy, delegate another Partner other than the Managers to represent him at the specified meeting of the General Assembly. Each Partner shall have a number of votes equal to the number of shares he owns or represents.

13.5	The agenda for the annual General Assembly must include the following matters:

a)	review of the report of the General Manager on the Company's activities and financial position during the year, the report of the Board of Supervision and the auditor's report;

b)	discussion and adoption of the balance sheet and profit and loss account;

c)	detennination of the share in the profits to be distributed among the Partners and the share of each of them;

d)	nomination and appointment of the board of directors , the managing director and the auditors for the next year and determination of their remuneration;

e)	any other matter within its competence approved by the absolute majority of the partners to be included in the agenda;

f)
Every Partner or his representative shall have the right to discuss matters included in the agenda. The Managers are obliged to reply to any Partner's question provided it is not detrimental to the Company's interest. The General Assembly shall have the power to settle any dispute in this regard;

g)
Any of the Partners may review the minutes of the meetings and the resolutions adopted therein personally or by proxy. They may also review the Company's balance sheet, profit and loss account and annual report and discussing the same with the auditors.

13.6	The quorum for the meetings of the General Assembly shall be constituted by the presence all the Partners.

13.7
If such majority is not achieved, a second meeting shall be convened within the twenty-one days following the first meeting. The quorum for the second meeting shall be constituted by the presence of Partners representing 75% of the capital. Resolutions of this meeting shall be adopted by the simple majority of the Partners representing not less than 75% of the capital of the Company.

13.8
Voting on resolutions shall be by show of hands and the result shall be recorded in the minutes of the meeting and signed by the directors, attending partners or their representatives as well as by the attending auditors.

ARTICLE 14: THE EXTRA¬ORDINARY GENERAL ASSEMBLY

14.1
Powers of the Extraordinary General Assembly: The Extraordinary General Assembly shall have authority to consider and discuss any matter which are beyond the scope of the agenda of the Ordinary General Assembly, including but not limited to:

a) amendment of the company's memorandum of association.

b) increase or reduction of the capital of the company.

c) to dismiss the Manager before the end of his term.

14.2	Convention of Extraordinary General Assembly:

Extraordinary General Assembly shall be convened in the same manner prescribed for the Ordinary General Assembly whenever necessary.

14.3	Resolutions of the Extraordinary General Assembly:

The resolutions of the Extraordinary General Assembly shall be adopted unanimously.

14.4
Without prejudice to the rights of third parties acting in good faith, a resolution adopted at a General Assembly in violation of the provisions of the Commercial Companies Law concerning the limited liability companies or this Memorandum shall be void.

14.5
In this event, only the Partners who had objected to the adoption of the said resolution or those who were unable to object thereto for acceptable reasons, may request the nullification of the resolution.

ARTICLE 15: DISTRIBUTION OF PROFITS AND LOSSES

15.1
The Company shall allocate 10% (Ten Percent) of its net profits each year to create a statutory reserve. The Partners in the General Assembly may allocate additional reserves. The Partners may resolve that the allocation of net profits to the statutory reserve be discontinued when the reserve reaches more than 50% of the capital of the Company.

15.2	The net profits shall be distributed among the partners in proportion to their shareho1ding in the capital after deducting all overheads, costs and depreciations as estimated by the auditors.

15.3
In the event of losses the same shall be covered by the statutory reserve as much as possible by a resolution of the General Assembly. Should the losses reach half of the actual capital at the time of sustaining such losses, the Directors shall propose to the General Assembly of the Partners to dissolve the Company. The resolution to dissolve the Company must be adopted by the unanimous approval required to amend the company's memorandum.

15.4	If the loss reaches three quarters of the capital, the Partners holding one quarter of the capital may request to dissolve the Company.

ARTICLE 16: THE AUDITORS

16.1
The Company shall have one or more auditors to audit the Company's balance sheet, accounts and final results of the annual accounts. The auditors are to be nominated by the Board of Directors and appointed by the General Assembly of the Company. The auditors shall be subject to the same provisions concerning auditors of joint stock companies pursuant to the Commercial Companies Law.

16.2	Auditors shall be nominated by the Board of Directors from amongst those Audit Firms of good reputation and possessing the appropriate qualifications and registration.

16.3
The Auditors shall have the right of access to the accounts, books and accounting records of the Company and shall be entitled to attend and speak at all meetings of the General Assembly and to answer and reply to the Partners' questions and inquires.

16.4
The Auditors shall be liable towards the Partners and others for any negligence in carrying out their duties and they may be liable for civil and criminal charges for committing gross negligence while performing their duties.

ARTICLE 17: PERSONALITY OF THE COMPANY

17.1
The Company shall have a corporate, legal and financial personality separate from that of its Partners and their financial obligations and each of the Partners shall only be liable to the extent of his share(s) in the capital Unless law provides otherwise.

ARTICLE 18: VARIATION OF THIS MEMORANDUM

18.1
It shall not be permissible to amend this Memorandum or to increase or reduce the capital of the Company nor shall it be permissible to increase the obligations of the Partners except in accordance with the provisions of this Memorandum and the law. The capital shall not be reduced below the minimum amount required by the law for such company.

18.2
Manager of the Company must serve and deposit the legal documents of any amendment as mentioned above and no amendment shall be valid and binding on the Partners and the others unless it is recorded in the Commercial Register.

ARTICLE 19: DISSOLUTION AND LIQUIDATION OF THE COMPANY

19.1	The Company shall be dissolved for any of the following reasons:

a)	The expiry of the period and the non-agreement to renew the same;

b)	The unanimous decision by the Partners to dissolve the Company;

c)	Adoption of a resolution by the General Assembly to dissolve the Company if the losses exceed 50% of its actual capital at that date;

d)	Upon a decision of a Competent Court to dissolve the Company.

e)	The Company shall be dissolved and liquidated in accordance with the relevant provisions of the Commercial Companies Law,

ARTICLE 20: GOVERNING LAW

20.1
Matters not provided for in this Memorandum shall be subject to the applicable laws of the United Arab Emirates, particularly the Commercial Companies Law and its amendments and the decisions made in implementation thereof. .

ARTICLE 21: DISPUTES

21.1
Any dispute that may arise during the existence of the Company or during its liquidation among the Partners per se or between the Partners and the Company or the liquidators regarding any matters concerning the Company and its business shall be settled by the competent Courts of Abu Dhabi.

ARTICLE22: MISCELLANEOUS

22.1
The name of the Company as a Limited Liability Company shall be written in a clear and legible manner together with its main address, capital, number and date of registration in the Commercial Register on all its printed materials, letterheads, seals, commercial addresses, advertisements and contracts made by the Company.

22.2
Notices sent by the Company to the Partners or vice versa shall be in the form of registered recorded delivery letters to the address of each Partner as recorded in the Register of Partners. Any Partner who intends to change his address shall forthwith notify the General Manager in writing in order to record such new address in the Register of Partners.

22.3	All expenses of incorporation and registration of the Company shall be charged to the general expenses account.

22.4	The incorporation and registration of the Company shall be made by the person authorized by the three Parties for such purpose.

22.5	This Memorandum and any amendments thereto shall be written in the Arabic Language.

IN WITNESS WHEREOF, the Parties have duly executed this Memorandum in the City of Abu Dhabi - United Arab Emirates on the 8th day of November  2005.

FIRST PARTY AI Qudra Holding (p.J.S.C.)

/s/ Eng. Salah Salah Salem Al Shamsi
Eng. Salah Salah Salem Al Shamsi
Chairman of the Board of Directors

SECOND PARTY: GSE Systems Inc.

/s/ Hal D. Paris
Mr. Hal D. Paris
        Senior Vice President

THIRD PARTY: Centre of Excellence for Applied Research and Training (CERT)

/s/ Dr. Tayeb Kamali,
Dr. Tayeb Kamali
Vice Chairman